Exhibit 99.1




      First Montauk Announces Settlement with Edward H. Okun and Affiliates Providing for $1.00 Put Option to Shareholders and Management Changes

May 9, 2007 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that it had reached an agreement with Edward H. Okun and his affiliated companies to settle three separate lawsuits arising out of the termination of a merger agreement by Mr. Okun through an affiliated company in December 2006. Under the settlement, Louis J. Rogers, formerly of Triple Net Properties LLC, will become the Chief Executive Officer of First Montauk Financial Corp. and a director of the company. Victor K. Kurylak, First Montauk's current Chief Executive Officer, will remain as President of First Montauk Financial Corp. and also as President and Chief Executive Officer of First Montauk Securities Corp., the broker-dealer subsidiary of First Montauk. In addition, Mr. Okun, through affiliates, has agreed to invest an additional $2,000,000 in First Montauk through the purchase of preferred stock or convertible debt directly from First Montauk within 90 days after approval of this settlement by the Federal District Court.

The parties originally executed a merger agreement on May 5, 2006 under which affiliates of Mr. Okun would purchase all of the outstanding shares of First Montauk for $1.00 per diluted share in cash. However, on December 29, 2006, First Montauk reported that the merger agreement had been terminated by the Okun affiliates and three separate lawsuits by the parties followed. In February 2007, Mr. Okun, through affiliates, purchased additional shares of common and preferred stock of First Montauk, which gave him voting control of the company.

According to the terms of the settlement agreement, a Put Option will be issued to all First Montauk shareholders other than the Okun affiliates. The Put Option is designed to allow the remaining minority shareholders of First Montauk to sell their shares to an Okun affiliate for $1.00 per common share, the original purchase price, in 18 months. However, if the market price of First Montauk's shares exceeds $1.25 for 45 days in any 60 trading day period during the 18 months with daily volume greater than 75,000 shares, and certain other conditions are satisfied, the Put Options will terminate. The Put Options are nontransferable and subject to various other terms and conditions. The Put Options will be issued on a record date to be determined by the parties to the settlement.

Upon Mr. Okun's investment of the $2,000,000 within 90 days, First Montauk's board of directors will increase the number of directors on the board by three members and fill these newly created directorships with three additional persons to be nominated by Mr. Okun. The existing independent directors of First Montauk will continue to serve until the next annual meeting but will not stand for reelection. The next annual meeting will be rescheduled from the previously announced date of June 22, 2007 to a date to be determined later in the year.

Louis J. Rogers is the former President, director and founding member of Triple Net Properties, LLC, a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide real estate asset firm. Triple Net offers a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), funds, and institutional investments. As a partner with the Hirschler Fleischer law firm in Richmond, Virginia (1987-2004), Mr. Rogers structured real estate transactions as head of the firm's Real Estate Securities Practice Group. Mr. Rogers is experienced in REITs, Section 1031/TIC programs, funds and other alternative investment programs. He earned a J.D. from the University of Virginia (1984), a B.A. (with Honors) and M.A. in Jurisprudence from Wadham College, Oxford University (1981, 1985), and a B.A. in Political Science from Northeastern University (1979). Mr. Rogers is active in many real estate securities trade groups, having served as Chair of the Investment Program Association (direct placement trade association) Section 1031 Exchange Committee, founding and current Director and former Chair of the Legislative and Regulatory Committee of TICA (the TIC trade association), former member of the Board of Governors of the Real Property Section of the Virginia State Bar and former member of the Real Estate Committee of the American Bar Association's Tax Section. In addition, Mr. Rogers is a NASD - registered principal. He has written and spoken regularly.

The settlement is subject to the approval of the Federal District Court.

The foregoing is only a summary of the settlement and is qualified in its entirety by the settlement agreement to be filed as an exhibit to Form 8-K.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, New Jersey. First Montauk conducts securities brokerage, insurance, investment banking and advisory business through its network of independent financial professionals.

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com